EXHIBIT 10.1

Lode-Star Gold, Inc.
13529 Skinner Road, Suite N
Cypress, TX 77429

August 29, 2014

International Gold Corp.
666 Burrard Street, Suite 600
Vancouver, BC V6E 4M3

Attention: Bob Baker - President

Dear Mr. Baker:

Re: Letter Agreement Among Lode-Star Gold, Inc. and International Gold Corp.

Further to our recent discussions and on the basis of the information received to date, this Letter Agreement (this “Interim Agreement”) documents the intent of Lode-Star Gold, Inc. (“Lode-Star”) to enter into a Transaction as more particularly set out in the attached document hereto as Schedule “A” with International Gold Corp. (“ITGC”) with respect to the Lode-Star Goldfield Bonanza Properties (as more particularly set out in Schedule “B”), all in accordance with the terms and conditions set forth in this Interim Agreement.

If this Interim Agreement accurately reflects your intentions, please so indicate by executing and returning a copy of this Interim Agreement to the undersigned no later than 5:00 pm Pacific Standard Time on August 29, 2014 (either in person, facsimile or email to the attention of Lonnie Humphries at 281-256-6710 or email at lonniehumphries@msn.com). In the event we do not receive your acknowledgement by such time, this Interim Agreement shall be deemed null and void and of no further effect.

This Interim Agreement may be executed in counterparts, each of which so signed, whether in original, facsimile, or email form, shall be deemed to be an original and bear the date as set out above and all of which together will constitute one and the same instrument.

I look forward to working with you on behalf of Lode-Star, and firmly believe that together we can advance the Lode-Star Goldfield Bonanza Properties upon conclusion of the Transaction.

Respectfully submitted,

LODE-STAR GOLD, INC.

Per: ___________________________
Name: Lonnie Humphries
Title: President

Agreed and acknowledged as of this ____ day of August, 2014

INTERNATIONAL GOLD CORP.

Per: ___________________________
Name: Bob Baker
Title: President

SCHEDULE “A”
to
LETTER AGREEMENT

A. Parties

International Gold Corp. (ITGC);
Lode-Star Gold, Inc. (“Lode-Star”).
(Collectively, the “Parties”, and each of them individually, a “Party”)

B. The Properties

All of the mineral claims associated with the Lode-Star Goldfield Bonanza Properties as set out in Schedule “B” (hereinafter referred to as the “Properties”).

C. The Transaction

Lode-Star shall grant ITGC the exclusive option (the “Option”) to acquire up to an undivided 80% interest in and to the Properties together with all appurtenances and rights, including but necessarily limited to surface, access and any water rights, associated or incident thereto, and all improvements and personal property thereon. Upon the exercise of the Option (or a portion thereof), Lode-Star shall be deemed to have effected a reverse takeover of ITGC (the “RTO”). The transactions described in this paragraph are herein referred to collectively as the “Transaction”.

D. The Consideration

The Option to acquire an undivided 20% interest in and to the Properties will be deemed to have been exercised upon the issuance by ITGC of 35,000,000 shares of the common stock by ITGC to Lode-Star (the “First Option”). The First Option must be exercised on or before five business days from the date of execution of the Definitive Agreement (as defined herein).

The Option to acquire an additional undivided 60% interest in and to the Properties (for a total of 80%) will be deemed to have been exercised upon the payment of an aggregate of $5,000,000 by ITGC to Lode-Star in the form of a net smelter returns royalty in proportion to Lode-Star’s interest in the Properties and the funding of all expenditures on the Properties by ITGC subsequent to the exercise of the First Option (the “Second Option”).

E. Penalty Payments

If ITGC fails to make any cash payments to Lode-Star for a period of one year from the date of exercise of the First Option, ITGC will pay Lode-Star the sum of $100,000 on the first anniversary of such date.

In any subsequent year in which ITGC fails to exercise the Second Option, ITGC will make quarterly cash payments of $25,000 to Lode-Star, payable on the last day of each quarter in respect of which a payment is due, until such time as the Second Option has been exercised.

F. Additional Provisions

Upon the execution of this Interim Agreement, ITGC shall appoint one nominee of Lode-Star to ITGC’s board of director.

Upon the exercise of the First Option, the current sole officer of ITGC will resign and the board of directors of ITGC will appoint the nominee(s) of Lode-Star to fill the resulting vacancies.

G. Debt Settlement

As a condition of exercising the First Option, ITGC will enter into a binding debt settlement agreement with Woodburn Holdings, LTD, owned 100% by the current sole officer of ITGC and release ITGC in form and substance satisfactory to Lode-Star (the “Debt Settlement”).

H. Due Diligence

In addition to other customary conditions and conditions agreed upon by the executing Parties, the Transaction will be subject to the completion of all legal, business, and environmental due diligence (the “Due Diligence”) determined by both Lode-Star and ITGC. Both Parties will provide timely receipt of all operational, technical, environmental and Properties documentation, mining lease agreements, material contracts or financial data as may be reasonably requested (the “Due Diligence Materials”) and receipt of all required consents and approvals as may be necessary to complete the Transaction. Lode-Star further agrees to use its commercially reasonable efforts to complete the Due Diligence within a period of 30 days (the “Due Diligence Period”) from the date of signing this Interim Agreement.

I. Good Faith Negotiations and Definitive Agreement

It is the intention of the Parties to enter into a definitive agreement regarding the Transaction (the “Definitive Agreement”) within 30 days from the date of signing this Interim Agreement. The Definitive Agreement shall be based substantially on the terms and conditions set forth herein and contain, among other things, full representations and warranties for transactions of a similar size and nature. This Interim Agreement shall be replaced or superseded by the Definitive Agreement upon the execution thereof by both Parties.

The Parties agree to cooperate with each other in good faith in connection with the preparation and negotiation of the Definitive Agreement and all related documents, in the obtaining of all necessary consents and regulatory approvals and in complying with all regulatory requirements, including, but not limited to all applicable corporate and securities laws.

J. Closing Conditions

In addition to the customary conditions set out in a typical agreement for a transaction of a type similar to the Transaction, the closing of the Transaction (the “Closing”) is subject to the satisfaction or waiver of the following closing conditions:

(a)	Approval of the Transaction and other matters contemplated by this Interim Agreementby the respective Boards of Directors of Lode-Star and ITGC;

(b)	Completion of the Due Diligence by ITGC and Lode-Star to their mutual satisfaction;

(c)	Receipt of all applicable regulatory approvals with respect to the Transaction having beenobtained;

(d)	Completion of the Debt Settlement; and

(e)	Signing of the Definitive Agreement plus any and all ancillary agreements.

K. Advance Royalties

All advance royalties previously paid by Lode-Star to the Margraf 1999 Trust (“Margraf”), an existing royalty holder, will be credited to the account of Lode-Star according to the method described in the Grant, Bargain and Sale Deed between Margraf and Lode-Star dated August 17, 2009 (the “Sale Deed”). Additionally, ITGC will pay its portion of the royalty to Lode-Star, and Lode-Star will then also credit this amount against the advance royalty paid to Margraf, all at a rate of a 6% NSR, until such time as the advance royalty credits are fully utilized.

L. Closing Date

The Closing will occur on a date within 30 days from the date on which the Definitive Agreement is fully signed, or such other date as mutually agreed upon by Lode-Star and ITGC (the “Closing Date”), provided all of the conditions contained in the Definitive Agreement have been fulfilled.

M. Representations and Warranties

ITGC represents, warrants and covenants to Lode-Star that as at the date hereof:

(a)
it is duly incorporated, validly exists, is in good standing under the laws of the State ofNevada, has the necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(b)
it has duly obtained all necessary corporate authorizations for the execution of this InterimAgreement and for the performance of this Interim Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its articles, constitutive documents, or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound;

(c)	this Interim Agreement has been duly executed and delivered by it and constitutes a valid,binding and enforceable agreement against it;

(d)
no proceedings are pending for, and it is unaware of any basis for the institution of anyproceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(e)
there is not now pending against ITGC nor to the knowledge of ITGC is there threatenedagainst it, any litigation or proceedings by or in any Court, tribunal or governmental agency, the outcome of which if adversely determined would materially adversely affect the business or continued operations of ITGC; and

(f)
without limiting the generality hereof no order ceasing, halting or suspending trading insecurities of ITGC nor prohibiting the sale of such securities has been issued to and is outstanding against ITGC, and no investigations or proceedings for such purposes are pending or threatened.

Lode-Star represents and warrants to ITGC that as at the date hereof and as of the Closing Date:

(f)
it is duly incorporated, validly exists, is in good standing under the laws of the State ofNevada, has the necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(g)
it has duly obtained all necessary corporate authorizations for the execution of this InterimAgreement and for the performance of this Interim Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its articles or constitutive documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound;

(h)	this Interim Agreement has been duly executed and delivered by it and constitutes a valid,binding and enforceable agreement against it;

(i)
no proceedings are pending for, and it is unaware of any basis for the institution of anyproceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(j)
there is not now pending against Lode-Star nor to the knowledge of Lode-Star is therethreatened against it, any litigation or proceedings by or in any Court, tribunal or governmental agency, the outcome of which if adversely determined would materially adversely affect the business or continued operations of Lode-Star;

(k)
there are no actions, suits, judgments, investigations or proceedings of any kindwhatsoever outstanding, pending or threatened with respect to the Properties or affecting the Properties, at law or in equity or before or by any governmental department, commission board, bureau or agency or any kind whatsoever, and there is no basis therefore, and Lode-Star is not, to the best of its knowledge, in breach of any law, ordinance, statue, regulation, by-law, order or decree of any kind with respect to the Properties;

(l)
each of the claims, both patented, millsite and unpatented, comprising the Properties areproperly staked, tagged and recorded as required by Esmeralda County and federal Bureau of Land Management laws applicable in Nevada and other applicable and relevant jurisdictions and are in good standing;

(m)	it has good, valid and marketable title to 100% of all the Properties, free and clear of allliens, charges, encumbrances, underlying royalties or third party agreements, except as noted below:
●	Lode-Star percentage or proportional ownership of certain claims as noted in Schedule B, and
●	the pre-existing 1% NSR due to Margraf, documented in the Sale Deed.

(n)	the Properties are in good standing with the relevant government authorities and allgovernment fees and taxes on the claims that form the assets have been paid in full and are current; and

(o)
the use, maintenance and operation of the Properties are in compliance with all applicableenvironmental statutes, regulations, ordinances, by laws and codes (the “Environmental Laws”). To the best of Lode-Star’s knowledge, there is no pending or threatened environmental claim against Lode-Star with respect to the Properties, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to liability under the Environmental Laws.

Lode-Star makes no representations or warranties to ITGC concerning any of the geologic or assay data, and ITGC agrees that if it elects to rely upon any of the data or other technical exploration information, it does so at its sole risk.

N. Publicity and Confidentiality

Neither Party shall make any press release or public announcement concerning the existence of this Interim Agreement or the transactions contemplated hereby or the Definitive Agreement without the prior written consent of the other Party, provided that neither Party shall be prohibited hereby, after consultation with the other Party upon two business days’ notice, from making such disclosures as are required by law or by the applicable regulations of any  securities exchange.

The Parties acknowledge and agree that any information obtained through discussions, communications or negotiations between the Parties will be kept confidential and shall not be used other than in furtherance of the purposes of this Interim Agreement. This confidentiality obligation shall not apply to any information which is now in the public domain, any information which may subsequently become public other than through breach by either Party, information disclosed by a third party in respect of which such third parties are not under an obligation of confidentiality or information which is required by law to be disclosed.

O. Non-Solicitation

The Transaction is predicated on the understanding and the commitment of the Parties that ITGC will negotiate solely with Lode-Star as to the final and definitive terms of the Transaction. Accordingly, in consideration of the substantial commitments of resources and the significant costs which Lode-Star will incur in proceeding with the Transaction, from the date of this Interim Agreement until the closing of the Transaction or termination of the Interim Agreement as provided below, ITGC shall not conduct negotiations with or solicit, encourage, accept or approve any bids from, any firm, person, corporation or other entity relating to the sale or transfer of any of the assets or business described in this Interim Agreement or an investment in ITGC, except as may be approved in writing by Lode-Star.

P. Expenses

(a)
Before execution of the Definitive Agreement: Each Party shall be responsible for itsrespective professional fees in connection with the Interim Agreement and the Definitive Agreement. However, should ITGC require bridge financing to maintain its on gong business, Lode-Star may at its sole discretion loan monies to ITGC for future reimbursement to Lode-Star.

(b)
Following execution of the Definitive Agreement: ITGC shall be solely responsible forall project costs during the term of the Option, including but not necessarily limited to: adequate liability insurance, payment of all claim the costs of services provided by and filing thereof, cost and renewal of all permits required for work performed on the Properties, and other related costs once approved by ITGC for exploring the Properties.

Q. Governing Law

This Interim Agreement and the definitive documentation contemplated hereunder shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

R. Termination

This Interim Agreement, unless extended by the Parties in writing, shall terminate on the earlier of: (i) the execution of Definitive Agreement by the Parties; or (ii) 120 days following full execution of this Interim Agreement. Upon termination of this Interim Agreement, and if the Parties fail to sign the Definitive Agreement, then all Due Diligence Materials generated by either Party shall be forthwith provided to and retained exclusively by Lode-Star.

S. Currency

All references to dollar amounts in this Interim Agreement are expressed in US Dollars, unless otherwise specified.

T. Legal Effect

Except for the provisions under the “Due Diligence”, “Good Faith Negotiations and Definitive Agreement”, “Publicity and Confidentiality”, “Non-Solicitation” and “Expenses” sections, which are intended to create binding obligations, it is understood that no legal obligation or liability will be created by this Interim Agreement against ITGC or Lode-Star and the legal liabilities of the Parties will arise only upon the duly authorized execution and delivery of the Definitive Agreement and the satisfaction of the conditions therein. The Parties acknowledge and agree that adequate consideration (the receipt and sufficiency of which is hereby acknowledged) was received by each Party hereto for the binding obligations contained herein.

R. Area Clause

Both Parties agree that any new unpatented claims staked on open ground by either Party, or any related party, either directly or indirectly, within one mile of the perimeter of the existing claims, shall form part of this Interim Agreement and the Definitive Agreement.

[End of Schedule A]

SCHEDULE “B”

LODE-STAR GOLDFIELD BONANZA PROPERTIES

Location

The Lode-Star Goldfield Bonanza Properties are located in west-central Nevada, in the Goldfield Mining District at Latitude 37° 42’, and Longitude 117° 14’. The mining claims owned by Lode-Star are located in surveyed sections 35 and 36, Township 2 South, Range 42 East, and in sections 1, 2, 11, and 12, Township 3 South, Range 42 East, in Esmeralda County, Nevada. The property is accessible by traveling approximately one-half mile northeast of the community of Goldfield, along a county-maintained road that originates at U.S. Highway 95, which runs through “downtown” Goldfield. The town of Goldfield, which is located in Esmeralda County, Nevada, is approximately 270 miles south of Reno and 182 miles north of Las Vegas.

Property Description

Lode-Star’s property is comprised of a total of 36 claims (approximately 450 acres), and includes 30 patented lode claims, one unpatented mill-site claim and five unpatented lode claims as more particularly described in Exhibit A to this Schedule “B”. These patented and unpatented mining claims, which are owned by Lode-Star, are collectively referred to herein as the Goldfield Bonanza Project and constitute the entire Properties. Adjacent to the east are claims owned in fee by Davis-Goldfield Mining Corporation, referred to herein as the “Davis Claims”. Of particular interest within these claims, which are currently leased to Metallic Ventures Gold, Inc., now part of International Minerals, is that which includes the south half of the Combination No.1 (from the surface to a depth of 380 feet), and the north half of the Combination No.2 (also from the surface to 380 feet). It should be noted that the Properties include all depths of the north half of the Combination No.1 and the south half of the Combination No.2, as well as the depths beneath 380 feet on the south half of the Combination No. 1 and the north half of the Combination No. 2.

[End of Schedule “B”]

EXHIBIT A OF SCHEDULE “B”

LIMIT OF SIEBERT COVER
MAIN VEIN
LAGUNA
RED TOP
GOLDFIELD CONSOLIDATED MAIN VEIN (MOHAWK)
PHELAN
PHELAN VEIN
SILVER PICK VEIN
SILVER PICK
SHEETS-ISH VEIN
SHEETS-ISH
ESMERALDA
JUMBO EXT.
CLERMONT
CLERMONT VEIN
CHICAGO-GOLDFIELD
ODDIE
MOHAWK
FLORENCE-MOHAWK
GRIZZLY
MERGER VEIN
MERGER
COMBINATION No. 1
JUMBO VEIN
APEX OF MAIN VEIN
JUMBO
JANUARY
DUFFY'S LEDGE
WHITEROCK No. 7
WHITEROCK No. 2
LANKAY
COMBINATION
COMBINATION VEIN
C.J. MOORE
FLORENCE VEIN
WHITEROCK No. 3
FEBRUARY
COMBINATION No. 2
WHITEROCK No. 4
FLORENCE
CHURCH
MOORE
JANUARY-WHITEROCK
MOHAWK FLORENCE
LITTLE FLORENCE
DUFFY'S PILLAR
FEBRUARY PREMIER
GIBRALTER
WHITEROCK No.5
RED HILL
GOLDFIELD
MITCHELL
FAIRFIELD
BLACK EAGLE
COMBINATION EXTENSION
PORTLAND
GOLDCOIN
REDHILLS
N
SURFACE PROJECTION OF HISTORIC MINED GOLD IN SILICIFIED STRUCTURES
UNDERGROUND WORKINGS
MINE SHAFT (NOT ALL SHAFTS SHOWN)
MAGRAF CLAIM BELOW 380 FT
DAVIS CLAIM ABOVE 380 FT
(S. ½ COMBINATION No. 1)
(N. ½ COMBINATION No. 2)
LIMIT OF SIEBERT COVER
CLAIM BOUNDARY
LODE STAR GOLD, INC.
GOLDFIELD BONANZA PROJECT
Esmeralda County, Nevada
FIGURE 2A
0 400 800 1200 feet

Patented Claims

Claim Name	U.S. Survey No.
Combination No. 3	2375
August	2916
Great Western	2525
Gold Coin	2525
February	2941
Mohawk No. 1	2283
Side Line Fraction	2567
January	2941
Silver Pick	2203
Silver Pick Fraction	2203
Deserted	2203
Pipe Dream	2203
North End	2203
Hazel Queen	2375
Fraction	2844
White Horse	2844
White Rock	2844
Yellow Jacket	2844
Firelight	2749
Emma Fraction	2360
S.E. 2/3 Red King (more or less)	2361
S.E. 1/2 (Cornishman)	2750
Kewana #3	2565
Blue Jay	2844 19/24th interest
Omega	2844 19/24th interest
Apazaca	2844 19/24th interest
Alpha	2844 19/24th interest
Jim Fraction	4096 19/24th interest
O.K. Fraction	2560 ¾ of ½ interest

All of the Combination No. 1 Claim, Survey No. 2375, except the South 1/2 of it above the elevation of the 380' level of the Combination Shaft. All of the Combination No. 2 claim, Survey No. 2375, except the North 1/2 of it above the elevation of the 380' level of the Combination Shaft.

Together with any and all contracts, easements, leases, rights-of-way affecting or appurtenant to the foregoing patented claims, and any and all unpatented claims or mill-site claim.

Unpatented Claims

Claim Name	Nevada Mining Claim (NMC) No.
Troublemaker	1034313

[End of Exhibit A of Schedule “B”]